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Exhibit 10.1

DISTRIBUTORSHIP AGREEMENT

This AGREEMENT made and entered into on this October 2, 2006 (“Effective Date”), by and between SAMSUNG ELECTRONICS CO., LTD. having its place of business at 416 Maetan 3-Dong, Yeongtong-Gu, Suwon City, KyungKi-Do, KOREA (hereinafter referred to as the “Seller”), and GVI SECURITY INC. having its place of business at 2801 Trade Center Drive, Suite 120, Carrollton, Texas. 75007, U.S.A (hereinafter referred to as the “Distributor”), hereinafter jointly referred to as the PARTIES.

WITNESSETH

WHEREAS, the Seller is engaged in manufacturing and marketing of CCTV and Security Surveillance Equipment, the details of which is defined as below (hereinafter referred to as the “Products”), and whereas, the Distributor desires to purchase and market such Products under the terms and conditions of this Agreement;

WHEREAS, the parties entered into Distributor Agreement generally describing, and providing certain obligations and rights of the parties relating to distributorship in effective August 31, 2004, and terminating on October 2, 2006. (“Previous Agreement”)

WHEREAS, the parties wish to enter into a distribution arrangement by entering into this Agreement, which shall define and provide more detailed rights and obligations of the parties;

NOW THEREFORE, in consideration of the promise and mutual covenants hereunder set forth, the Parties hereto agree as follows:

ARTICLE 1. SCOPE OF AGREEMENT

1.1
The Seller entrusts the distributor with the Right to sell “SAMSUNG” CCTV and SECURITY SURVEILLANCE PRODUCTS in the territory(s) of North, Central and South America.(“Territory”) During the Term of this Agreement the Distributor is authorized to publicly define its activity with the following statement: Authorized Distributor of SAMSUNG ELECTRONICS CO., LTD. CCTV and SECURITY SURVEILLANCE PRODUCTS. Samsung grants the Distributor the right to sell, market, lease and distribute the Products in the Territory. Samsung will not compete and sell Products directly or indirectly, through other distributors, or Samsung business units, to the Top 25 customers of Distributor. (The list of Top 25 customers set forth in the Attachment 1 “ Top 25 customers”).

1.2
Unless otherwise specified in Section 1.1, Seller reserves the rights to sell and distribute in the Territory either directly or, through any third party any products under its trademarks or any other private brand names to any person, agent or distributor in the Territory without any liability to the Distributor.

1.3	"Products", which are covered by this Agreement, shall exclusively mean the following types of products manufactured by the Seller under "Samsung" trademarks:

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1) Complete Professional security product line

ARTICLE 2. SALE AND PURCHASE OF PRODUCTS

2.1	Subject to the terms and conditions of this Agreement, The Seller agrees to sell to the Distributor and the Distributor agrees to purchase Products from The Seller.

2.2
No order from the Distributor is binding on the Seller until the Seller gives the Distributor a confirmation of an acceptance of the order issued by the Distributor. In no event the Distributor shall rescind or amend any order which is accepted by the Seller.

2.3	The Distributor shall issue to the Seller its purchase order for the Products at least forty five (45) days prior to the shipment of the Products.

2.4
The Seller shall use its best effort to accept any reasonable orders for the products placed by the Distributor, provided that it shall not be required to accept a Distributor’s order or any part thereof when:

(a)
the Seller has discontinued the manufacture or sale of the Products ordered at the time the order is received, (provided, however, that Distributor must be notified 90 days in advance of any discontinued products), or

(b)	the Distributor has defaulted upon any of Sections of this Agreement;

ARTICLE 3. TERMS OF AGREEMENT - UNDERTAKINGS AND PROHIBITIONS

3.1
This Agreement shall remain in full force and effect from the Effective Date until December 31, 2010, unless sooner terminated pursuant to terms and conditions of this Agreement. This Agreement may be renewed or extended only by mutual written agreement of the parties within sixty (60) days prior to the relevant expiration of this Agreement.

3.2	The Distributor must reach a Minimum Annual Purchase Objective of U$
(on the basis of actual shipping) for the specified Agreement period as follows ;

U$ Million
Year	Annual Total	Remark
2006	21
2007	27
2008
2009
2010

3.3
The Minimum Purchase Objective of the year of 2008, 2009 and 2010 shall be automatically increased 20% each year from the base year of 2007. In case the market growth rate of the preceding year (“Market Growth Rate”) is more than 20%, which is based on the data and information provided by market survey institutes with international repute such as IMS or JP Freeman, the Minimum Purchase Objective shall be automatically increased by [the Market Growth Rate + (Market Growth Rate*30%)].

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3.4	For the purposes of this Section, the Products shall be deemed to have been purchased when Products have been shipped to Distributor from Seller’s factory.

3.5	This Agreement can be terminated by Seller at any time if the Distributor does not attain the Minimum Annual Purchase Objective in each given year.

ARTICLE 4. MARKET DEVELOPMENT FUND

4.1
Subject to Distributor’s satisfactory account status, , the Seller shall support the Distributor by providing Quarterly Market Development Fund (hereinafter referred to MDF) for its Samsung brand marketing and promotion in Territory such as advertising in magazines or attending exhibitions as follows ;

4.1.1
When the distributor reaches the Minimum Annual Purchase Objective referred to the above Article 3.2, the seller shall provide the distributor with 3% of the Minimum Annual Purchase in the following year as MDF.

4.1.2
When the distributor reaches80% ~ 99% of the Minimum Annual Purchase Objective referred to the above Article 3.2, the seller shall provide the distributor with 2.5% of the Minimum Annual Purchase in the following year as MDF.

4.1.3
When the distributor reaches less than 80% of the Minimum Annual Purchase Objective referred to the above Article 3.2, the seller shall provide the distributor with 2% of the Minimum Annual Purchase in the following year as MDF.

4.1.4	Seller agrees to reimburse Distributor 50% of total cost of the ISC West trade show and will further provide products and on site engineering support for the ASIS show.

ARTICLE 5. Responsibilities of Distributor

5.1
The Distributor shall perform all of its obligations under the Agreement and shall make commercially reasonable efforts to promote, market and sell the quantity of Products, and shall conduct its business consistent with the reputation for quality enjoyed by Seller and its products.

The Distributor undertakes to focus its marketing effort on Seller’s products but not to the exclusion of other products sold by the Distributor and recognizes that the level of investment required to properly support the Products is substantial.

5.2
The Distributor shall: (a) conduct its business in a manner that reflects favorably on the Products and on the good name, goodwill and reputation of the Seller; (b) avoid deception, misleading or unethical practices; and (c) promote and further the interest of the Seller, its name and Products.

5.3
The Distributor may contact the Seller for assistance, and shall do so in the event a defect can not be resolved by the distributor within a reasonable period of time or to the satisfaction of the Distributor's customer. Nothing herein, however, shall be interpreted as creating any obligation or liability for the Seller to provide, or to provide free of charge, any service or assistance to any customer of the Distributor, unless specifically agreed otherwise by the Seller in writing.

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5.4
The Distributor shall maintain an inventory of spare parts and Product components sufficient to be able to maintain the Products in serviceable condition throughout the Term of this Agreement. The Distributor shall have the opportunity to order within six (6) months after termination or expiration of this Agreement the requisite quantity of spare parts and Product components or, if such products are no longer manufactured by the Seller, functionally equivalent units in order to fulfill its obligations, against then Distributor pricing. .

5.5
The relationship hereby established between SAMSUNG and Distributor during the term of this Agreement shall be solely that of seller and buyer, and nothing herein contained shall be deemed to authorize or empower Distributor to act as agent nor employee of SAMSUNG. Distributor shall not enter into any contract or agreement or make any commitment, representation, guarantee or warranty, except the warranty provisions, , which binds or will bind SAMSUNG or otherwise act in the name of or on behalf of SAMSUNG without specific written approval of SAMSUNG.

5.6
If and when SAMSUNG indicates or makes an inquiry as to the quality of services provided or rendered by Distributor, Distributor shall immediately investigate and take proper corrective measures, and following such implementation of the corrective measures shall report to SAMSUNG of such measures.

5.7	Distributor shall at all times comply with all applicable laws, regulations and orders in force in the Territory.

5.8	The details of Seller’s warranty obligation shall be determined by the Warranty Service Agreement to be made and entered into separately with this Agreement between Seller and Distributor.

ARTICLE 6. PROPRIETARY AND INTELLECTUAL PROPERTIES

6.1
The Distributor acknowledges and agrees that all information disclosed directly and or indirectly by the Seller or embodied in the Products and relating in any way to the markets, products, plans and business of the Seller or the designs and technical data relating to the Products, other than information in general circulated published form or specifically designated as non-confidential by the Seller, is confidential and proprietary to the Seller.

ARTICLE 7. PRICES AND TERMS OF PAYMENT

7.1
Prices for the Products and other options shall be as set forth in the current price list, excluding of the applicable discount entitled to the Distributor. The Seller, at its sole discretion, may change the prices of the Products. In the event of a price increase, Seller will provide advance notice to Distributor of 30 days for new purchase orders. However, the Distributor may negotiate the price on the basis of the market situation. The Seller shall endeavor to notify the Distributor of any change in pricing by written notice made at least 30 (thirty) days prior to the effective date. Seller agrees to provide Distributor with best pricing given to other distributors and customers within the Territory.

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7.2	Prices for spare parts shall be in accordance with the Spare Parts Price List less Distributor’s discount issued from time to time.

7.3
All Payments shall be made in United States Dollars (USD). The payment shall be in full amount for all purchases affected hereunder according to the terms and conditions agreed. The Seller shall make commercially reasonable efforts to deliver the Products on a timely manner as reflected within the delivery schedule.

7.4	All prices are quoted by the Seller on the basis of FOB China or Korea Port(s), unless otherwise agreed.

7.5	The Distributor shall pay the Seller the amounts due for Products ordered hereunder by Telegraphic Transfer within 90 days from the date of shipment.

7.6

ARTICLE 8. TERMINATION

8.1	Seller shall have the right to terminate this Agreement if:

a)	Seller can no longer retain the distributorship due to Seller’s policy or any governmental policies or regulations;

b)	Seller determines that invalidation or retraction of Distributor’s distributorship is warranted due to failure or breach of Distributor’s obligations of this Agreement;

c)	Seller terminates or no longer engages in its CCTV business in the Territory or transfers substantial portion of its CCTV business to an unaffiliated third party.

Upon termination of this Agreement pursuant to Section 8.1, neither party shall be liable to the other, either for compensation or for damages of any kind or character whatsoever, on account of the loss by Seller or Distributor and/or Distributor of present or prospective profits on sales or anticipated sales, good will, or expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of distributor’s/Distributor’s business, except that termination shall not prejudice or otherwise affect the rights or liabilities of the parties with respect to Products sold under this Agreement or any indebtedness then owing by either party to the other

8.2
Upon termination or expiration of the Agreement for whatever reason, Seller will have no obligation to grant negotiation or offer to Distributor/Distributor an extension or renewal to this Agreement or any other new distributorship agreement.

8.3	This Agreement may be terminated at the option of the non-defaulting party, effective immediately upon a prior written notice of termination given to the other party, in each of the following events:

1.	When the other party becomes bankrupt or insolvent or has its business placed in the hands of receiver, assignee or trustee, whether by voluntary act or otherwise;

2.	When the other party attempts to assign this Agreement or any rights hereunder to a third party without the party’s prior written consent;

3.	If the other party ceases to function as a going concern or to conduct its operations in the normal course of business, as this is described in the terms of this agreement;

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4.
If the other party shall not have remedied a breach or failure to perform or observe its obligations under this Agreement within thirty (30) days of a written notice requiring the remedy of such breach or failure;

5.	If Distributor breaches its obligations regarding the confidentiality information as provided in Article 9;

6.	If Distributor breaches its obligations of the Minimum Annual Purchase as provided in Article 3

7.	If Distributor breaches its obligations of the Payment as provided in Article 7.

ARTICLE 9. CONFIDENTIALITY

Distributor and Seller shall not be allowed to make use of any business or trade secrets or other information of the Seller or to pass those secrets on to any third party without prior written consent of the Seller. Distributor and Seller shall not disclose to any third party without the prior written consent of Seller, nor use for any purpose other than the performance of the obligations under this Agreement, any confidential information concerning the Products or business affairs of Seller (including but not limited to prices, discounts, terms and conditions of sales, customers, business affairs, Products, or Product specification) which it receives directly or indirectly from Seller, or which it requires or develops in the course of its transactions with Seller. The obligation herein provided shall survive the termination or expiration of this Agreement for five (5) years. The Seller Price Lists for Products and Spare Parts shall be deemed as Confidential Information, remain as the property of the Seller and must be kept private & confidential.

ARTICLE 10. FORCE MAJEURE

10.1
Either party shall be excused from and bear no liability for any delay or failure to perform any obligations relating to this Agreement or any purchase order hereunder due to causes beyond its reasonable control, including, but not limited to, acts of God, natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

ARTICLE 11. Governing Law and Dispute Resolution

11.1
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA. Any dispute, controversy or difference which may arise between the parties, out of or in relation to or in connection with this Agreement or for the breach hereof which cannot be settled amicably shall be finally settled by arbitration in the place and country of the respondent in accordance with the rules of International Chamber of Commerce, whose award shall be final and binding upon both parties.

ARTICLE 12. MISCELLANEOUS

12.1
Entire Agreement / Amendments: This Agreement constitutes the entire understanding between Seller and Distributor with respect to the subject matter hereof and shall supersede and revoke all prior agreements, representations, communications, oral or written, between the parties hereto. No amendment, modification or alteration of any terms of this Agreement shall be binding on either party unless the same shall be made in writing dated subsequent to the date hereof and executed by or on behalf of the parties hereto.

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12.2
Waiver: Failure or delay by either party to assert any of its rights on any one occasion under this Agreement shall in no way be construed as a waiver of such rights on any other future occasion, nor shall delay on the part of either party to act upon any breach be deemed a waiver thereof nor shall a waiver of any right by either party constitute or be deemed a waiver of any other right expect for the conditions as described in Section 3.4.

12.3
Severability:  The terms and conditions of this Agreement shall be applicable severally to each Product, if more than one, and any dispute affecting either party's rights or obligations as to one or more Product(s) shall not affect the rights granted hereunder as to any other Product. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect, and the parties will negotiate in good-faith a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

12.4	References: All references in this Agreement to "days" shall, unless otherwise specified herein, mean calendar days.

12.5
Headings: The Section headings used in this Agreement are for convenience of reference only. They shall not limit or extend the meaning of any provision of this Agreement, and shall not be relevant in interpreting any provision of this Agreement.

12.6	Product Use: Products are manufactured for standard commercial use and are not intended to be sold or licensed for use in such applications as critical safety systems in nuclear facilities.

12.7
No License: Neither this Agreement, nor the sale of Products under it, will be deemed to give either party any licenses, immunities or other rights, directly or by implication under the trademarks, trade names, patents, copyrights or any other intellectual property rights of other, except as provided in this Agreement.

12.8	Independent Contractor: This Agreement does not create or should not be construed to create an agency relationship between Seller and Distributor.

12.9	Further Assurances: Each Party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

12.10
No Assignment: Distributor may, directly or indirectly, in whole or in part, neither by operation of law or otherwise, assign or transfer this Agreement or delegate any of its obligations under this Agreement without Seller’s written consent. Any attempted assignment, transfer or delegation without such prior written consent will be void.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement the day and year first written below.

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The seller SAMSUNG ELECTRONICS CO., LTD	The distributor,

By : Position : Date : 2006	By: Steven E. Walin Position: CEO Date: 2006

This Agreement is executed in two original copies.

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